Cellular Dynamics International, Inc.
525 Science Drive
Madison, WI 53711 USA
www.cellulardynamics.com

FOR IMMEDIATE RELEASE

Cellular Dynamics to Present
at 33rd Annual J.P. Morgan Healthcare Conference

MADISON, WIS., Jan. 8, 2015 - Cellular Dynamics International, Inc. (CDI; Nasdaq:ICEL), today announced that Chief Executive Officer Bob Palay is scheduled to present at the 33rd Annual J.P. Morgan Healthcare Conference in San Francisco from January 12-15, 2015.

The following are specific details regarding CDI’s presentation:

Date:	January 14, 2015

Time:	2:00 pm PT, with Q&A breakout session at 2:30 pm PT

Webcast:
The live webcast for both the presentation and Q&A breakout session can be accessed via the Investor Relations section of CDI's website at investors.cellulardynamics.com by selecting Events & Presentations. An archived, recorded webcast of the presentation and the Q&A breakout session will be available on the Company’s website approximately 24 hours after the breakout session ends and can be accessed at the same location for 90 days.

Location    Westin St. Francis Hotel, San Francisco

About Cellular Dynamics International, Inc.
Cellular Dynamics International, Inc. (CDI) is a leading developer and manufacturer of fully functioning human cells in industrial quantities to precise specifications. CDI's proprietary iCell Operating System (iCell O/S) includes true human cells in multiple cell types (iCell products), human induced pluripotent stem cells (iPSCs) and custom iPSCs and iCell products (MyCell Products). CDI's iCell O/S products provide standardized, easy-to-use, cost-effective access to the human cell, the smallest fully functioning operating unit of human biology. Customers use our iCell O/S products, among other purposes, for drug discovery and screening; to test the safety and efficacy of their small molecule and biologic drug candidates; for stem cell banking; and in the research and development of cellular therapeutics. CDI was founded in 2004 by Dr. James Thomson, a pioneer in human pluripotent stem cell research at the University of Wisconsin-Madison. CDI's facilities are located in Madison, Wisconsin, with a second facility in Novato, California. See www.cellulardynamics.com.

Source: Cellular Dynamics International
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MEDIA CONTACTS:
Joleen Rau
Senior Director, Marketing & Communications
Cellular Dynamics International, Inc.
608 310-5142
jrau@cellulardynamics.com

Investor Relations
Gitanjali Jain Ogawa
The Trout Group, LLC
(646) 378-2949
gogawa@troutgroup.com